Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
ARAMARK Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-172157, 333-143232 and 333-143233) on Form S-8 of ARAMARK Corporation of our report dated December 20, 2012, with respect to the consolidated balance sheets of ARAMARK Corporation and subsidiaries (the Company) as of September 28, 2012 and September 30, 2011 and the related consolidated statements of income, cash flows and equity for the fiscal years ended September 28, 2012, September 30, 2011 and October 1, 2010 and the related financial statement schedule, which report appears in the September 28, 2012 annual report on the Form 10-K of ARAMARK Corporation.

Our report refers to a change in the Company’s method of accounting for their trade receivables securitization agreement.

/s/    KPMG LLP

Philadelphia, Pennsylvania
December 20, 2012